                                  EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT

Moldflow Scandinavia (Sweden)
Moldflow International Pty. Ltd. (Australia)
Moldflow Pty. Ltd. (Australia)
Moldflow Italia s.r.l. (Italy)
Moldflow Korea Limited (Korea)
Moldflow (Europe) Ltd. (United Kingdom)
Moldflow Vertriebs GmbH (Germany)
Moldflow Japan KK (Japan)
Moldflow Singapore Pte. Ltd. (Singapore)
Moldflow France (France)
Moldflow BV (Netherlands)
Moldflow Netherlands BV (Netherlands)
Moldflow Taiwan, Inc. (Taiwan)
Moldflow Ireland, Ltd. (Ireland)
Moldflow Iberia sl (Spain)
Advanced CAE Technology, Inc. (New York)
Branden Technologies, Inc. (Oregon)
Moldflow Merger Corp. (Delaware)
Moldflow Investments Pty. Ltd. (Australia)
Radflow Pty. Ltd. (Australia)
Moldflow (Guangzhou)  Ltd. (China)
Moldflow Mauritius Pty. Ltd. (Mauritius)
Moldflow Securities Corp. (Massachusetts)